Exhibit 2.3

EXECUTION COPY

U.S.$3,000,000,000

LOAN AGREEMENT

dated as of

August 11, 2006

among

TELÉFONOS DE MÉXICO, S.A. DE C.V.

The Lenders Party Hereto,

and

CITIBANK, N.A.,

as Administrative Agent

ABN AMRO BANK N.V.

BBVA SECURITIES INC.

CITIGROUP GLOBAL MARKETS INC.

HSBC SECURITIES (USA) INC.

CALYON NEW YORK BRANCH

as Joint Bookrunners

ABN AMRO BANK N.V.

as Syndication Agent

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. and HSBC SECURITIES (USA) INC.

as Co-Documentation Agents

2

3

Schedules:

Schedule I	Commitments and Lending Office
Schedule 3.13	Unrestricted Subsidiaries

Exhibits:

Exhibit A	Form of Tranche A Note
Exhibit B	Form of Tranche B Note
Exhibit C	Form of Tranche C Note
Exhibit D	Form of Certificate of Officer
Exhibit E	Form of Legal Opinion of Galicia y Robles, S.C.
Exhibit F	Form of Legal Opinion of Cleary Gottlieb Steen & Hamilton LLP
Exhibit G	Form of Legal Opinion of Ritch Mueller, S.C.
Exhibit H	Form of Legal Opinion of Shearman & Sterling LLP
Exhibit I	Form of Assignment and Acceptance
Exhibit J	Form of Certificate of Effective Beneficiary

4

LOAN AGREEMENT (this “Agreement”), dated as of August 11, 2006, among TELÉFONOS DE MÉXICO, S.A. DE C.V., a sociedad anónima de capital variable duly organized and validly existing under the laws of the United Mexican States (the “Borrower”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE A BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche A Lender” after the date hereof pursuant to Section 8.06 hereof (individually, a “Tranche A Lender” and, collectively, the “Tranche A Lenders”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE B BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche B Lender” after the date hereof pursuant to Section 8.06 hereof (individually, a “Tranche B Lender” and, collectively, the “Tranche B Lenders”); each of the lenders that is a signatory hereto and is listed under the caption “TRANCHE C BANKS” on Schedule I hereto and each bank or financial institution that becomes a “Tranche C Lender” after the date hereof pursuant to Section 8.06 hereof (individually, a “Tranche C Lender” and, collectively, the “Tranche C Lenders” and, together with the Tranche A Lenders and Tranche B Lenders, the “Lenders”); ABN AMRO BANK N.V., BBVA SECURITIES INC., CALYON NEW YORK BRANCH, CITIGROUP GLOBAL MARKETS INC. and HSBC SECURITIES (USA) INC., as the joint bookrunners (collectively, the “Joint Bookrunners”); CITIBANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”); BANCO BILBAO VIZCAYA ARGENTARIA S.A. and HSBC SECURITIES (USA) INC., as documentation agents (individually, a “Documentation Agent”, and collectively, the “Documentation Agents”); and ABN AMRO Bank N.V., as the syndication agent, (the “Syndication Agent”).

WHEREAS, the Lenders have agreed, on the terms and conditions set forth herein, to make available to the Borrower a senior unsecured loan in the aggregate amount of U.S.$3,000,000,000 upon the terms and subject to the conditions set forth in this Agreement, in order to (i) finance the repayment of the amounts owed by the Borrower under the Loan Agreement dated as of October 20, 2005 among the Borrower, Citibank, N.A., as Administrative Agent and the lenders signatory thereto (the “2005 Credit Agreement”), and (ii) use for general corporate purposes.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms

As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Additional Amounts” has the meaning assigned to such term in Section 2.12(a).

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 8.02(d).

“Agreement” means this Loan Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable GAAP” shall have the meaning set forth in Section 1.02(b).

“Applicable Margin” means, with respect to each Tranche, the percentage per annum as set forth below:

Tranche	Percentage
A	0.20%
B	0.25%
C	0.325%

“Assignee” has the meaning assigned to such term in Section 8.06(c).

“Assignment and Acceptance” has the meaning assigned to such term in Section 8.06(c).

“Benefitted Lender” has the meaning assigned to such term in Section 8.07.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrowing Date” means the Business Day on which the Loans are made to the Borrower.

“Borrowing Request” has the meaning assigned to such term in Section 2.03.

“Business Day” means any day (other than a Saturday or a Sunday or other day on which commercial banks in New York City or Mexico City are authorized or required by law to close) on which commercial banks are open for international business (including dealings in Dollar deposits) in London.

“Capital Lease Obligations”, as to any Person, means the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with Mexican GAAP.

“Capital Leases” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with Mexican GAAP.

“Carso Global Telecom” means Carso Global Telecom, S.A. de C.V.

“Certificate of Effective Beneficiary” shall mean the form attached hereto as Exhibit J.

“Certificate of Residency” shall mean (i) with respect to each Lender representing in its Certificate of Effective Beneficiary that it is a resident of the United States, a valid Internal Revenue Service Form 6166 (or any successor form), or, as to all other Lenders, a valid certificate of tax residency that is issued by the competent authorities of the jurisdiction of which they represent to be resident in their Certificate of Effective Beneficiary; or (ii) a certificate issued by the competent authorities of the jurisdictions of which such Lender represents to be a resident in its Certificate of Effective Beneficiary, certifying that such Lender has filed with the competent authorities of such jurisdiction an income tax return for the most recent fiscal year that has ended or (iii) the information provided to comply with the requirement of Article 6 of the Reglamento de la Ley del Impuesto Sobre la Renta (or any successor provisions).

“Change in Control”, at any date, means that any person, together with any Affiliates or Related Persons thereof, shall (i) beneficially own (determined in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as in effect on the date of original execution of this Agreement), directly or indirectly, shares of capital stock of the Borrower entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of the Borrower entitled to vote generally in elections of directors or (ii) otherwise possess, directly or indirectly the power to direct or cause the direction of the management or policies of the Borrower by contract or otherwise; provided, however, that a Change in Control shall not be deemed to have occurred if such person, together with such Affiliates or Related Persons, is any of Carso Global Telecom or any of its Affiliates (provided, that any such Affiliate is Controlled by one or more members of the immediate family of Carlos Slim Helú) or one or more members of the immediate family of Carlos Slim Helú who are beneficial owners of Carso Global Telecom as of the date of this Agreement. As used in this definition, “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as in effect on the date of the original execution of this Agreement.

“Change of Law” has the meaning assigned to such term in Section 2.11(a).

“Closing Date” means the date on which the conditions precedent set forth in Section 4.01 shall be satisfied.

“Commitments” means, as to any Lender its aggregate Tranche A Commitment, Tranche B Commitment and Tranche C Commitment; and collectively, as to all Lenders, the aggregate Tranche A Commitments, Tranche B Commitments and Tranche C Commitments.

“Commitment Percentage” means, as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which the principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of all Loans then outstanding).

“Communications” shall have the meaning assigned to such term in Section 8.02(b).

“Consolidated EBITDA” means, for any period and with respect to any Person, the sum, determined on a consolidated basis, of (a) operating income of such Person and its Subsidiaries (other than Unrestricted Subsidiaries) for such period, plus (b) to the extent deducted in determining such operating income, total depreciation and amortization expense, in each case as determined in accordance with Mexican GAAP.

“Consolidated Interest Coverage Ratio”, for any period, means, with respect to any Person, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Consolidated Interest Expense of such Person for such period.

“Consolidated Interest Expense”, for any period, means, with respect to any Person, total cash interest expense of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including interest expense attributable to Capital Lease Obligations of such Person and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with Applicable GAAP), in each case determined on a consolidated basis in accordance with Applicable GAAP; provided that, with respect to the Borrower, there shall be excluded any total cash interest expense attributable to the Unrestricted Subsidiaries and their consolidated Subsidiaries that are Unrestricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Unrestricted Subsidiaries and their consolidated Subsidiaries that are Unrestricted Subsidiaries.

“Consolidated Leverage Ratio”, as at any date, means, with respect to any Person, the ratio of (a) Consolidated Total Debt of such Person as of the last day of the most recent completed fiscal quarter to (b) Consolidated EBITDA of such Person for the four consecutive fiscal quarters ending on the last day of the most recently ended fiscal quarter.

“Consolidated Total Debt”, at any date, means, with respect to any Person, the sum of (a) the aggregate principal amount of all Indebtedness of such Person and its Subsidiaries at such date minus (b) the aggregate amount of cash and short-term investments of such Person and its Subsidiaries at such date, determined on a consolidated basis in accordance with Applicable GAAP. In calculating Consolidated Total Debt of the Borrower, an amount equal to the Consolidated Total Debt attributable to the Unrestricted Subsidiaries and their consolidated Subsidiaries that are Unrestricted Subsidiaries shall be subtracted (if positive) or added (if negative).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ability to exercise voting power, by contract or otherwise. “Controls”, “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any of the events specified in Article VI, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disposition”, with respect to any property, means any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.

“Documentation Agent” shall have the meaning assigned to such term in the preamble hereto.

“Dollars” and “U.S.$” mean dollars in lawful currency of the United States of America.

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof; (v) a commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, so long as such bank is acting through a branch or agency located in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the OECD; and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; provided, however, that no private equity fund, investment company or any pooled investment vehicle investing primarily in distressed securities or loans shall qualify under this definition; and provided further, that neither the Borrower nor any of its Affiliates shall qualify as an Eligible Assignee under this definition.

“Equity Interests” means, with respect to any Person, capital stock or other interests, evidencing ownership or equity interests in such Person, warrants, options or other rights for the purchase or other acquisition from such Person of capital stock or other interests, evidencing ownership or equity interests in such Person, securities convertible into or exchangeable for capital stock or other interests, evidencing ownership or equity interests in such Person or warrants, rights or options for the purchase or other acquisition from such Person of shares or other interests, evidencing ownership or equity interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares or other interests underlying any warrants, options or similar rights to purchase are authorized or otherwise existing on any date of determination.

“Equity Method” shall mean the equity method of accounting under Mexican GAAP, which shall be the accounting method applied to Unrestricted Subsidiaries notwithstanding any requirement under Mexican GAAP to consolidate such Unrestricted Subsidiaries.

“Event of Default” means any of the events specified in Article VI, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Amounts” shall have the meaning set forth in Section 2.12(d).

“Excluded Taxes” shall mean with respect to each of the Lenders and the Administrative Agent (i) taxes imposed on or measured by its income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Administrative Agent, as the case may be, shall be organized or any political subdivision thereof, and, in the case of the Administrative Agent, by the jurisdiction or political subdivision thereof in which the Administrative Agent shall perform its functions as Administrative Agent under this Agreement, (ii) in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction, or any political subdivision thereof, of such Lender’s Lending Office or principal place of business (other than taxes imposed solely as a result of lending money or extending credit pursuant to, receiving payments under or otherwise participating, or enforcing this Agreement), (iii) taxes imposed by any jurisdiction other than Mexico, or any other jurisdiction from which or through which any payment hereunder is made or deemed made by the Borrower (a “Payment Jurisdiction”) except such taxes which shall arise as a result of any action taken by the Borrower or resulting from enforcement of this Agreement following an Event of Default, and (iv) documentary taxes, excise taxes and similar charges, and levies imposed by any jurisdiction outside a Payment Jurisdiction except such non-Payment Jurisdiction taxes, charges, and levies which shall arise as a result of any action taken by the Borrower or resulting from enforcement of this Agreement following an Event of Default.

“Export Credit Agency” means an official non-Mexican financial institution for the promotion of exports registered in Book I (Libro I), Section 5 (Sección 5) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de bancos, entidades de financiamiento, fondos de pensiones y jubilaciones y fondos de inversión del extranjero) maintained by the Ministry of Finance for purposes of Rule 3.21.2 of the Resolución Miscelanea Fiscal for the year 2006 and Article 196- II of the Ley del Impuesto Sobre la Renta (or any successor provisions).

“Foreign Financial Institution” means a bank or financial institution registered in Book I (Libro I) of the Foreign Banks, Financial Entities, Pension and Retirement Funds and Investment Funds Registry (Registro de bancos, entidades de financiamiento, fondos de pensiones y jubilaciones y fondos de inversión del extranjero) maintained by the Ministry of Finance for purposes of Rule 3.21.2 of the Resolución Miscelanea Fiscal for the year 2006 and Article 195 of the Ley del Impuesto Sobre la Renta (or any successor provisions).

“Forms” shall have the meaning assigned to such term in Section 2.12(d).

“Governmental Authority” means any nation or government, or any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of any Person means, without duplication, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, or an aval, by such Person: (a) to purchase such Indebtedness or obligation or any property constituting security therefor; or (b) to advance or supply funds for the purchase or payment of such Indebtedness or obligation.

“Hedge Agreements” means all interest rate swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all liabilities in respect of Capital Leases, (d) all obligations of such Person in respect of letters of credit (provided that contingent obligations with respect thereto shall be included only with respect to Section 5.12 and Article VI(e) hereof) and acceptances (or instruments serving a similar function) issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) net exposure of such Person in respect of interest rate cap agreements, interest rate swap agreements, foreign currency exchange and swap agreements, equity or equity index swap agreements and other hedging agreements or arrangements (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions (calculated on a basis in accordance with accepted practice) and (g) any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

“Interest Period” means, with respect to each Loan, the period commencing on the Borrowing Date for such Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below, and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each Interest Period shall be three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York time) on the third Business Day prior to the first day of such Interest Period, select; provided that: (1) if any such period would otherwise end on a day which is not a Business Day, such period shall be extended to the next succeeding Business Day unless such day falls into the following calendar month, in which event such period shall end on the next preceding Business Day; (2) any such period which would otherwise (x) extend beyond the Tranche A Maturity Date, in the case of each Tranche A Loan, the Tranche B Maturity Date, in the case of each Tranche B Loan, or the Tranche C Maturity Date, in the case of each Tranche C Loan, shall end on such Tranche A Maturity Date, Tranche B Maturity Date or Tranche C Maturity Date or (y) solely with respect to Tranche C Loans, end on a date other than a date on which any principal installment of Tranche C Loans is scheduled to be repaid in accordance with Section 2.06(c), the then applicable Interest Period for the principal amount of the Tranche C Loans required to be paid on such date shall end on such scheduled date of repayment; (3) any such period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such period) shall end on the last Business Day of a calendar month; (4) pursuant to Section 2.07, the Administrative Agent may designate a different period; and (5) if the Borrower fails to select an Interest Period pursuant to the provisions above before the end of an Interest Period applicable to a Loan, the Borrower will be deemed to have selected an Interest Period of the same duration as the Interest Period most recently applicable to such Loan.

“Intralinks” means the digital internet workspace located at http://www.intralinks.com.

“Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (e) or (g) of the definition of “Indebtedness” in respect of such Person.

“Joint Bookrunners” shall have the meaning assigned to such term in the preamble hereto.

“Lenders” has the meaning assigned to such term in the preamble hereto.

“Lending Office” means, with respect to any Lender, its office, branch or affiliate designated as such on Schedule I hereto or such other office, branch or affiliate as such Lender may from time to time notify the Administrative Agent and the Borrower.

“LIBO Rate” means, with respect to each day during each Interest Period pertaining to a Loan, the rate per annum equal to (a) the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) for Dollar deposits based on the period equal to the duration of such Interest Period (or such other period as designated by the Administrative Agent pursuant to Section 2.07) as such rate appears on the display page designated as “Telerate British Bankers Assoc. Interest Settlement Rates Page” (Page 3750) on Telerate System Incorporated (or such other page as may replace such page on that service) at or about 11:00 a.m. (London time) two London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period or (b) if such service is not available, the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the respective rates notified to the Administrative Agent by each Reference Lender as the rate at which Dollar deposits based on the period equal to the duration of such Interest Period (or such other period as designated by the Administrative Agent pursuant to Section 2.07) are offered to such Reference Lender by prime banks in the London interbank eurodollar market, at or about 11:00 a.m. (London time) two London Banking Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period in an amount equal to such Reference Lender’s Loan or an amount approximately equal to any overdue amount, as the case may be.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person.

“Loan Documents” means, collectively, this Agreement and the Notes, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loans” means, collectively, the Tranche A Loans, the Tranche B Loans and the Tranche C Loans.

“London Banking Day” means a day on which dealings in deposits in Dollars are carried on in the London interbank market.

“Majority Lenders” means, at any time, Lenders, the Commitment Percentages of which aggregate more than 50%.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, properties or financial condition of the Borrower and its Subsidiaries (other than the Unrestricted Subsidiaries), taken as a whole, or (b) the validity, legality, binding nature or enforceability of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder either of which, in the reasonable judgment of the Majority Lenders, could adversely affect the Borrower’s ability to perform its obligations hereunder.

“Material Subsidiary” means, as of any date of determination, any Subsidiary whose total operating revenues for the period of the four consecutive fiscal quarters preceding such date of determination is greater than 15% of the total operating revenues of the Borrower and its Subsidiaries on a consolidated basis for such period; provided, however, that for so long as a Subsidiary is an “Unrestricted Subsidiary”, such Subsidiary shall not be considered a Material Subsidiary.

“Mexican Bank” shall mean a financial institution organized under the laws of Mexico and licensed to engage in the business of banking in Mexico by the Ministry of Finance.

“Mexican GAAP” means generally accepted accounting principles as in effect from time to time in Mexico.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Ministry of Finance and Public Credit (Secretaría de Hacienda y Crédito Público) of Mexico.

“Non-Excluded Taxes” has the meaning assigned to such term in Section 2.12(a).

“Notes” means, collectively, the Tranche A Notes, Tranche B Notes and the Tranche C Notes.

“OECD” means the Organization for Economic Cooperation and Development.

“Other Taxes” shall have the meaning assigned to such term in Section 2.12(b).

“Participant” shall have the meaning assigned to such term in Section 8.06(b).

“Permitted Lien” means any of the following: (a) any Lien existing on Restricted Property prior to the acquisition thereof by the Borrower or any of its Material Subsidiaries or arising after such acquisition pursuant to contractual commitments entered into prior to and not in contemplation of such acquisition; (b) any Lien on any Restricted Property securing Indebtedness incurred or assumed for the purpose of financing the purchase price thereof or the cost of construction, improvement or repair of all or any part thereof, provided that such Lien attaches to such Restricted Property concurrently with or within 12 months after the acquisition thereof or completion of construction, improvement or repair thereof; (c) any Lien existing on any Restricted Property of any Material Subsidiary prior to the time such Material Subsidiary becomes a Subsidiary of the Borrower or arising after such time pursuant to contractual commitments entered into prior thereto and not in contemplation thereof; (d) any Lien securing Indebtedness owed by a Subsidiary to the Borrower or another Subsidiary; and (e) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses, except to the extent that such Indebtedness is increased or is secured by additional Restricted Property.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Pesos” means the coin or currency of Mexico as at the time shall be legal tender for payment of public and private debt.

“Platform” has the meaning assigned to such term in Section 8.02(c).

“Quarterly Certificate” has the meaning assigned to such term in Section 5.01(d).

“Reference Lenders” means Citibank, N.A., ABN AMRO Bank N.V. and HSBC Bank USA, National Association.

“Register” has the meaning assigned to such term in Section 8.06(d).

“Regulation D” means Regulation D of the Board of Directors of the U.S. Federal Reserve System, as in effect from time to time.

“Related Person” of any Person means any other Person directly or indirectly owning (a) 10% or more of the outstanding common stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such person) or (b) 10% or more of the combined voting power of the voting interests of such person.

“Requirement of Law” means, as to any Person, any generally applicable law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Property” means (a) any lines, exchanges, switching equipment, transmission equipment (including satellites), cables, microwave equipment and related facilities, whether owned on the Closing Date or thereafter acquired, used in connection with the provision of fixed-link telecommunications services, including, without limitation, any land, buildings, structures and other equipment or fixtures that constitute any such facility, and any office buildings owned by the Borrower or a Material Subsidiary and (b) any shares of capital stock of a Material Subsidiary.

“Secured Debt” has the meaning assigned to such term in Section 5.12.

“Senior Financial Officer” means the chief financial officer, the treasurer or the comptroller of the Borrower, as applicable.

“Subsidiary” means, as to any Person, (a) any corporation, association or other business entity in which such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries owns more than 50% of the outstanding equity interests or voting interests, (b) any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its subsidiaries or such Person and one or more of its subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its subsidiaries) or (c) any corporation, association, partnership, joint venture or other business entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Subsequent Agreement” shall have the meaning assigned to such term in Section 5.14.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Taxes” has the meaning assigned to such term in Section 2.12(a).

“Tranche” means, with respect to any Loan, the characterization of such Loan as any of the Tranche A Facility, the Tranche B Facility or Tranche C Facility.

“Tranche A Commitment” means, as to each Tranche A Lender, the obligation of such Tranche A Lender to make a Tranche A Loan in an aggregate principal amount not to exceed the amount set forth opposite such Tranche A Lender’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche A Lenders, the Tranche A Commitments.

“Tranche A Facility” means the financing available under the Tranche A Commitments.

“Tranche A Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Tranche A Loan” shall have the meaning assigned to such term in Section 2.01(a).

“Tranche A Maturity Date” means October 20, 2009.

“Tranche A Note” means a promissory note (pagaré) of the Borrower payable to the order of any Tranche A Lender, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Tranche A Lender resulting from the Tranche A Loan made by such Tranche A Lender or acquired by such Tranche A Lender from another Lender pursuant to Section 8.06.

“Tranche B Commitment” means, as to each Tranche B Lender, the obligation of such Tranche B Lender to make a Tranche B Loan in an aggregate principal amount not to exceed the amount set forth opposite such Tranche B Lender’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche B Lenders, the Tranche B Commitments.

“Tranche B Facility” means the financing available under the Tranche B Commitments.

“Tranche B Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Tranche B Loan” shall have the meaning assigned to such term in Section 2.01(b).

“Tranche B Maturity Date” means October 20, 2011.

“Tranche B Note” means a promissory note (pagaré) of the Borrower payable to the order of any Tranche B Lender, in substantially the form of Exhibit B, evidencing the aggregate indebtedness of the Borrower to such Tranche B Lender resulting from the Tranche B Loan made by such Tranche B Lender or acquired by such Tranche B Lender from another Lender pursuant to Section 8.06.

“Tranche C Commitment” means, as to each Tranche C Lender, the obligation of such Tranche C Lender to make a Tranche C Loan in an aggregate principal amount not to exceed the amount set forth opposite such Tranche C Lender’s name on Schedule I, as such amount may be reduced from time to time in accordance with the provisions of this Agreement; and collectively, as to all Tranche C Lenders, the Tranche C Commitments.

“Tranche C Facility” means the financing available under the Tranche C Commitments.

“Tranche C Lenders” shall have the meaning assigned to such term in the preamble hereto.

“Tranche C Loan” shall have the meaning assigned to such term in Section 2.01(c).

“Tranche C Maturity Date” means the seventh anniversary of the Closing Date.

“Tranche C Note” means a promissory note (pagaré) of the Borrower payable to the order of any Tranche C Lender, in substantially the form of Exhibit C, evidencing the aggregate indebtedness of the Borrower to such Tranche C Lender resulting from the Tranche C Loan made by such Tranche C Lender or acquired by such Tranche C Lender from another Lender pursuant to Section 8.06.

“Transferee” has the meaning assigned to such terms in Section 8.06(f).

“2005 Credit Agreement” has the meaning assigned to such term in the preamble hereto.

“Unrestricted Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower that satisfies each of the following conditions: (a) such Subsidiary was acquired after January 1, 2004, (b) the principal business of such Subsidiary is conducted outside of Mexico, (c) no more than U.S.$50,000,000 of the Indebtedness such Subsidiary is guaranteed by the Borrower or any of its Subsidiaries (other than any Unrestricted Subsidiary), (d) the aggregate amount of Indebtedness of such Subsidiary guaranteed by the Borrower or its Subsidiaries (other than its Unrestricted Subsidiaries) at any time, when combined with the aggregate amount of the Indebtedness of all other Unrestricted Subsidiaries guaranteed by the Borrower or any of its Subsidiaries (other than its Unrestricted Subsidiaries) does not exceed U.S.$150,000,000 in the aggregate, and (e) such Subsidiary satisfies at least two of the following three criteria: (i) the aggregate amount of Indebtedness of such Subsidiary on a consolidated basis, does not exceed at any time, U.S.$4,000,000,000, (ii) the Consolidated Leverage Ratio of such Subsidiary at any time after the acquisition of such Subsidiary, does not exceed 3.75 to 1, and (iii) the Borrower’s and its Subsidiaries’ (other than Unrestricted Subsidiaries’) Investments in such Subsidiary in the most recently completed fiscal year do not exceed U.S.$1,000,000,000; provided that the Borrower’s and its Subsidiaries’ initial Investment in such Subsidiary shall be excluded from the calculation of the aggregate Investment in such Subsidiary.

SECTION 1.02. Other Definitional Provisions

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under Mexican GAAP; provided that any accounting terms relating to any Subsidiary of the Borrower for periods prior to the six-month anniversary of the acquisition of such Subsidiary by the Borrower shall be construed solely for such prior periods in accordance with generally accepted accounting principles pursuant to which the audited consolidated financial statements for such Subsidiary have been prepared (such generally accepted accounting principles for such Subsidiaries and periods, together with Mexican GAAP applied as provided above, “Applicable GAAP”).

(c) Capitalized terms defined in the preamble hereto shall have their respective meanings when used in this Agreement.

(d) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

Amount and Terms of Commitments

SECTION 2.01. Commitments; Availability

(a) Subject to the terms and conditions hereof, each Tranche A Lender severally agrees, to make a term loan to the Borrower (each a “Tranche A Loan” and, collectively, the “Tranche A Loans”) in Dollars, in a principal amount up to but not exceeding such Tranche A Lender’s Tranche A Commitment and, as to all Tranche A Lenders, in an aggregate principal amount up to but not exceeding U.S.$1,300,000,000. The Tranche A Loans shall be made simultaneously by the Tranche A Lenders ratably according to their Tranche A Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions hereof, each Tranche B Lender severally agrees, to make a term loan to the Borrower (each a “Tranche B Loan” and, collectively, the “Tranche B Loans”) in Dollars, in a principal amount up to but not exceeding such Tranche B Lender’s Tranche B Commitment and, as to all Tranche B Lenders, in an aggregate principal amount up to but not exceeding U.S.$1,000,000,000. The Tranche B Loans shall be made simultaneously by the Tranche B Lenders ratably according to their Tranche B Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c) Subject to the terms and conditions hereof, each Tranche C Lender severally agrees, to make a term loan to the Borrower (each a “Tranche C Loan” and, collectively, the “Tranche C Loans”) in Dollars, in a principal amount up to but not exceeding such Tranche C Lender’s Tranche C Commitment and, as to all Tranche C Lenders, in an aggregate principal amount up to but not exceeding U.S.$700,000,000. The Tranche C Loans shall be made simultaneously by the Tranche C Lenders ratably according to their Tranche C Commitments. Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

SECTION 2.02. Evidence of Loan Debt

(a) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche A Lender one or more duly executed Tranche A Notes, payable to the order of such Tranche A Lender and in a principal amount equal to such Tranche A Loan made on the Borrowing Date; provided, however that notwithstanding the foregoing, to the extent that the Borrower shall have paid all amounts owing under the 2005 Credit Agreement in full and the 2005 Credit Agreement shall have been terminated, the Borrower shall only be required to deliver a Tranche A Note to a Tranche A Lender that was a lender under the 2005 Credit Agreement upon the surrender by such Tranche A Lender of the promissory note or notes evidencing the Borrower’s indebtedness under the 2005 Credit Agreement to such Tranche A Lender.

(b) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche B Lender one or more duly executed Tranche B Notes, payable to the order of such Tranche B Lender and in a principal amount equal to such Tranche B Loan made on the

Borrowing Date; provided, however that notwithstanding the foregoing, to the extent that the Borrower shall have paid all amounts owing under the 2005 Credit Agreement in full and the 2005 Credit Agreement shall have been terminated, the Borrower shall only be required to deliver a Tranche B Note to a Tranche B Lender that was a lender under the 2005 Credit Agreement upon the surrender by such Tranche B Lender of the promissory note or notes evidencing the Borrower’s indebtedness under the 2005 Credit Agreement to such Tranche B Lender.

(c) The Borrower will execute and deliver to the Administrative Agent for the account of each Tranche C Lender one or more duly executed Tranche C Notes, payable to the order of such Tranche C Lender and in a principal amount equal to such Tranche C Loan made on the Borrowing Date; provided, however that notwithstanding the foregoing, to the extent that the Borrower shall have paid all amounts owing under the 2005 Credit Agreement in full and the 2005 Credit Agreement shall have been terminated, the Borrower shall only be required to deliver a Tranche C Note to a Tranche C Lender that was a lender under the 2005 Credit Agreement upon the surrender by such Tranche C Lender of the promissory note or notes evidencing the Borrower’s indebtedness under the 2005 Credit Agreement to such Tranche C Lender.

(d) Promptly upon (i) substitution of the LIBO Rate in accordance with the provisions of Section 2.08 hereof and/or (ii) the election of the Borrower to change the duration of an Interest Period in accordance with the terms set forth in this Agreement, the Borrower shall execute and deliver to the Administrative Agent for the account of each Lender, at the Administrative Agent’s request, in exchange for the Notes evidencing the relevant Loans of such Lender theretofore delivered to such Lender a new Note in substantially the form of Exhibit A, Exhibit B or Exhibit C, as the case may be, payable to such Lender, dated the date of such Note being exchanged, in a principal amount equal to the principal amount then outstanding of such Note and otherwise duly completed.

SECTION 2.03. Procedure for Borrowing

The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time, at least three Business Days prior to the Borrowing Date) requesting that the Lenders make Loans on the Borrowing Date and specifying (i) the Tranche under which the borrowing is requested, (ii) the aggregate principal amount of the Loans to be made on such date, (iii) the initial Interest Period for such Loans and (iv) payment instructions (the “Borrowing Request”). Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly and, in any case, not later than three Business Days prior to the Borrowing Date, notify each Lender thereof. Each Lender will make the amount of its pro rata share of the borrowing not to exceed its Tranche A Commitment, Tranche B Commitment or Tranche C Commitment, as the case may be, available to the Administrative Agent (ABA No. 021000089, Account No. 36852248, Account Name: Medium Term Finance, Ref: TELMEX) for the account of the Borrower at the office of the Administrative Agent specified in Section 8.02 prior to 10:00 a.m., New York City time, on the Borrowing Date in funds immediately available to the Administrative Agent. All amounts so received by the Administrative Agent from the Lenders shall be applied by the Administrative Agent, on the Borrowing Date, to make payment to the administrative agent under the 2005

Credit Agreement until the full amount required in respect of the 2005 Credit Agreement for the termination thereof shall have been satisfied. The Administrative Agent shall make available to the Borrower any such amounts remaining after such application by depositing the same, in Federal or immediately available funds, to the Borrower’s account specified in the Borrowing Request. The Borrower hereby irrevocably instructs the Administrative Agent to apply the proceeds of the Loans to the payment of the 2005 Credit Agreement.

SECTION 2.04. Termination of Commitments

(a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole the unused portions of the Commitments.

(b) Mandatory. Any unused Commitments shall be automatically and permanently terminated on the Borrowing Date, after giving effect to all Loans to be made on such day, provided however that if the borrowing has not occurred on or prior to August 22, 2006, the Commitments shall be automatically and permanently terminated in full on such day.

SECTION 2.05. Optional Prepayments

The Borrower may at any time prepay the Tranche A Loans, the Tranche B Loans or the Tranche C Loans, as the case may be, in each case in whole or in part, without premium or penalty, upon at least three Business Days’ irrevocable notice to the Administrative Agent, specifying the date, amount of prepayment and the Tranche to which such prepayment applies. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.13 and accrued interest and fees to such date on the amount prepaid. Partial prepayments shall be in an aggregate minimum principal amount of U.S.$10,000,000 and integral multiples of U.S.$5,000,000 in excess thereof. Prepayments of any of the Loans may not be reborrowed.

SECTION 2.06. Repayment

(a) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche A Lenders on the Tranche A Maturity Date the aggregate principal amount of the Tranche A Loans then outstanding.

(b) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche B Lenders on the Tranche B Maturity Date the aggregate principal amount of the Tranche B Loans then outstanding.

(c) The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche C Lenders the aggregate principal amount of the Tranche C loans in three equal semi-annual payments beginning on the 11th day of the 72nd month after the Closing Date. Any prepayments of Tranche C loans shall be applied to reduce subsequent scheduled repayments of Tranche C loans ratably.

SECTION 2.07. Interest Rates and Payment Dates

Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBO Rate determined for such Interest Period (including the first day but excluding the last day of each such period) plus the Applicable Margin, computed on the basis of a 360-day year for actual days elapsed. During the occurrence and continuation of an Event of Default, if all or a portion of (a) the principal amount of any Loan, (b) any interest payable thereon, or (c) any other amount payable hereunder shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest to the extent permitted by applicable law at a rate per annum equal to the LIBO Rate for interest periods having a duration of one week plus (i) with respect to clause (a) or (b) above, the relevant Applicable Margin, and with respect to clause (c), the Applicable Margin for Tranche A Loans plus (ii) 2% per annum, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment). Interest shall be payable in arrears on the last day of each Interest Period, provided that (a) accrued interest shall be payable upon the prepayment of any Loans as provided in Section 2.05 and (b) interest accruing on overdue amounts shall be payable from time to time on demand. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders in writing of each determination of a LIBO Rate and the length of each Interest Period. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall constitute prima facie evidence thereof in the absence of manifest error.

SECTION 2.08. Inability to Determine Interest Rate

If prior to the first day of any Interest Period, (a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the London interbank eurodollar market, adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period, or (b) the Administrative Agent shall have received notice from the Majority Lenders that (i) deposits in Dollars (in the applicable amounts) are not being offered to such Lenders in the London interbank eurodollar market for such period or (ii) the LIBO Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof, confirmed promptly in writing to the Borrower and the Lenders. During the next thirty days, the Borrower and the Administrative Agent shall negotiate in good faith, with a view to agreeing upon an interest rate to be substituted for the LIBO Rate. If a substituted interest rate is agreed upon and approved by the Majority Lenders, it shall be effective from the first day of such Interest Period. If the Borrower and the Administrative Agent fail to agree upon a substituted interest rate within such thirty day period, or the Majority Lenders fail to approve the substituted interest rate, either: (i) within five Business Days following the last day of such thirty day period the Borrower shall prepay in full the unpaid principal amount of the Loans, together with all accrued interest thereon at the rate per annum equal to the Applicable Margin plus the rate determined by the Administrative Agent to have been necessary to maintain such unpaid principal amount during such period or (ii) the interest rate during such Interest Period (and any subsequent Interest Period) applicable to each Lender’s Loan to which such Interest Period relates and effective from the commencement of such Interest Period shall be (x) such rate as such Lender shall determine in good faith (in a certificate delivered by such Lender to the Administrative Agent setting forth the basis of the computation of such amount in reasonable detail, which certificate shall constitute prima facie evidence thereof) to be necessary to compensate such Lender for its cost (rounded upward to the nearest 1/16 of 1%) of funding its Loan as of the commencement of such Interest Period for such Interest Period plus (y) the Applicable Margin. The Administrative Agent shall notify the Borrower of each such determination as promptly as practicable.

SECTION 2.09. Pro Rata Treatment and Payments

(a) The borrowing by the Borrower from the Lenders hereunder shall be made pro rata with respect to each Tranche according to the respective Commitments of the Tranche A Lenders, the Tranche B Lenders or Tranche C Lenders, as the case may be. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata with respect to each Tranche according to the respective outstanding principal amounts of the Loans then held by the Tranche A Lenders, the Tranche B Lenders or Tranche C Lenders, as the case may be, except for payments or prepayments to any Lender making a claim under Sections 2.10, 2.11, 2.12 or 2.13 hereof. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent for the account of the Lenders, at the Administrative Agent’s office specified in Section 8.02, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day).

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Date that such Lender will not make the amount that would constitute its ratable portion of the Tranche A Commitments, Tranche B Commitments or Tranche C Commitments, as the case may be, on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower and the Borrower may draw upon, a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average federal funds effective rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of the Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Loans hereunder, on demand, from the Borrower.

(c) The failure of any Lender to make a Loan to be made by it hereunder shall not relieve any other Lender of its obligation to make a Loan under this Agreement, and no Lender shall be responsible for the failure of any other Lender to make a Loan hereunder.

SECTION 2.10. Illegality

Notwithstanding any other provision herein, if after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a competent Governmental Authority shall make it unlawful for any Lender to maintain its Loans as contemplated by this Agreement and the Notes, such Lender shall give notice thereof to the Administrative Agent and the Borrower describing in reasonable detail the relevant provisions of such Requirement of Law, following which (a) the Commitment of such Lender shall forthwith be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist and (b) if such Requirement of Law shall so mandate, such Lender’s Loans then outstanding shall be prepaid by the Borrower on or before the fifth Business Day after the date of receipt by the Borrower of such notice, together with all accrued interest thereon and any amounts applicable to such prepayment pursuant to Section 2.13 (unless actions taken pursuant to Section 2.14 shall make such prepayment unnecessary); provided, however, that if it is lawful for such Lender to maintain its Loans through the last day of the applicable Interest Period, such payment shall be made on such date.

SECTION 2.11. Increased Costs

(a) If after the date hereof, the adoption of or any change in any Requirement of Law or in the generally applicable interpretation or application thereof by a competent Governmental Authority or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other competent Governmental Authority made subsequent to the date hereof (a “Change of Law”): (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes, Other Taxes, and changes in the rate of tax on the overall net income of such Lender or its Lending Office); (ii) shall impose, modify or hold applicable any reserve, special deposit, contribution, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, the Lending Office of such Lender; or (iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of maintaining its Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall upon the request of such Lender, pay such Lender on the last day of the Interest Period in which it makes a request such additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that a Change of Law has occurred regarding capital adequacy that would have the effect of reducing the rate of return on such Lender’s or any corporation controlling such Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change of Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender, acting in good faith, to be material, then the Borrower shall pay to such Lender on the last day of the Interest Period in which it makes a request for compensation such additional amount necessary to compensate such Lender for such reduction.

(c) Each Lender will promptly notify the Borrower and the Administrative Agent of any such Change of Law which will entitle such Lender to compensation pursuant to this Section 2.11. Before giving any such notice to the Borrower and the Administrative Agent pursuant to this subsection (c), such Lender shall take all actions required by Section 2.14. A certificate of any Lender claiming compensation under this Section 2.11, setting forth the additional amount or amounts to be paid to it hereunder and providing reasonable detail as to the assumptions used by such Lender in determining such amounts and the basis on which such amounts were calculated shall constitute prima facie evidence thereof in the absence of manifest error.

(d) The obligations of the Borrower contained in this Section 2.11 shall survive for a period of one year after the termination of this Agreement and the Notes and the payment of the Loans and all other amounts payable under the Loan Documents.

SECTION 2.12. Taxes

(a) Any and all payments by the Borrower under this Agreement and any Note (including fees) shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than Excluded Taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). The Borrower agrees that, if it shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (A) the sum payable to such Lender or the Administrative Agent shall be increased by such additional amounts (“Additional Amounts”) as may be necessary so that after making all required deductions for Taxes (including deductions for Taxes applicable to Additional Amounts), such Lender or the Administrative Agent, as the case may be, shall receive an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such required deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (D) the Borrower shall, upon written request, promptly furnish to the relevant Lender or the Administrative Agent, at its address referred to in Section 8.02, a copy of a receipt, or “constancia”, evidencing such deducted Taxes.

(b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes, excise taxes, or similar charges or levies which shall arise from any payment made under, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement and the Notes, other than Excluded Taxes (all such non-excluded stamp or documentary taxes, excise or property taxes, charges or levies being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each indemnification under this paragraph (c) shall be made within 30 days from the date such Lender or the Administrative Agent makes demand therefor. Without limiting the foregoing, prior to the payment by any Lender of any Taxes or Other Taxes, such Lender will notify the Borrower of its intention to make such payment. Upon the request of the Borrower, to the extent permitted by law, rule, regulation, a Lender or the Administrative Agent shall use reasonable efforts (at the expense of the Borrower) to cooperate with the Borrower with a view to obtaining a refund of any Taxes or Other Taxes which were correctly or legally imposed and for which the Borrower has indemnified such Lender or the Administrative Agent under this Section 2.12, and any refund obtained, will be paid to the Borrower; provided that nothing in this Section 2.12(c) shall require any Lender to make available its tax returns or any other information relating to its taxes that it deems confidential.

(d) Notwithstanding any contrary provisions and excluding any Mexican Bank or an Export Credit Agency from the applicability of this provision, the Borrower shall not be obligated to pay to any Lender or the Administrative Agent any amounts described in this Section 2.12 in respect of any portion of Taxes or Other Taxes (including any Additional Amounts, but excluding any other fees, interests, penalties or costs as a result of the actions or inactions of the Borrower) that would not have been imposed (the “Excess Amounts”) but for the failure of such Lender or the Administrative Agent (i) to be the effective beneficiary of the payments made by the Borrower, (ii) to be registered as a Foreign Financial Institution or to use its reasonable efforts (consistent with legal and regulatory restrictions) to maintain (or, if relevant, reestablish) its registration as a Foreign Financial Institution, if such efforts would not, in the reasonable judgment of such Lender or the Administrative Agent, be disadvantageous to such Lender or the Administrative Agent, (iii) to be a resident for tax purposes, (or its principal office is a resident, if such Lender lends through a branch or agency) of a country with which Mexico has entered into a treaty that is in effect for the avoidance of double taxation to the extent that such registration or residency continues to be a legal requirement for the application of a reduced withholding tax rate on Mexican sourced interest income (other than a failure that results from a change in law after the date on which a Lender becomes a Lender; provided, however, that in the event the Borrower does not pay any Excess Amounts with respect to any Lender, the Borrower shall provide such Lender with an itemized notice describing (1) the amount of any Excess Amounts which will not be paid by the Borrower to such Lender and (2) the composition of any Excess Amounts, including the amount of any additional withholding taxes and the amount, if any, of any other fees, interests, penalties or costs) or (iv) comply with its obligations set forth in Section 2.12(e).

(e) (i) Each Lender (other than a Mexican Bank or an Export Credit Agency) shall provide the Borrower a Certificate of Effective Beneficiary (and if such certificate becomes inaccurate, shall provide a new Certificate of Effective Beneficiary within a reasonable amount of time, but in no event not later than 10 Business Days prior to the next succeeding date upon which a payment is due hereunder) and use reasonable efforts (consistent with legal and regulatory restrictions) (x) subject to paragraph (ii) below to timely file any certificate or document or to timely furnish any information as reasonably requested in writing by the Borrower pursuant to any applicable treaty, law, rule, regulation or administrative practice, to the extent necessary for the application of a reduced withholding tax rate on Mexican sourced interest income; provided that such Lender shall be under no obligation to provide any information to the Borrower which such Lender deems, in such Lender’s sole reasonable judgment, to be confidential, or (y) to designate a different Lending Office, if the making of such a filing, the furnishing of such information or the designation of such other Lending Office would reduce the Additional Amounts payable by the Borrower pursuant to this Section 2.12 and the designation of such other Lending Office would not, in the reasonable judgment of such Lender be materially disadvantageous to such Lender. Notwithstanding the foregoing, it is understood and agreed that nothing in this Section 2.12(e) shall interfere with the rights of any Lender to conduct its fiscal or tax affairs in such manner as it deems fit.

(ii) For any certificate or documentation requested in writing by the Borrower which must be issued by the tax authorities in the Lender’s jurisdiction, including a Certificate of Residency, such certificate or documentation if requested for (x) the year corresponding to the Closing Date, shall be provided within six months after the Closing Date or receipt of a written request by the Borrower, whichever occurs later or (y) any subsequent year, shall be provided within six months after receipt of a written request by the Borrower and shall not be required under any circumstances to be provided any earlier than June 30th of such subsequent year; provided that in each such case, to the extent a Lender has not provided any such certificate or documentation to the Borrower within six months after the Borrower has made written request therefor, such Lender shall be granted an additional 30 days to provide such certificate or documentation.

(f) If any Lender (other than a Mexican Bank or an Export Credit Agency) does not register or does not have residency as provided in Section 8.19 or does not maintain such registration or residency or if any Lender fails to file any certificate or document or to furnish any information requested by the Borrower pursuant to any applicable treaty, law, rule or regulation necessary to reduce the Additional Amounts payable by the Borrower, the Borrower shall have the right, to be exercised at its sole discretion, to seek a substitute lender or lenders (which may be one or more of the Lenders) to assume the Commitment of such Lender and to require such Lender to assign its Commitment to such substitute lender or lenders.

(g) (i) Each Lender (other than a Mexican Bank or an Export Credit Agency), from time to time, but at least 10 Business Days before the next succeeding date upon which a payment is due hereunder, will notify the Borrower if such Lender fails to maintain the registration or residency requirements as provided in Section 8.19 hereof; and

(ii) If a Lender (other than a Mexican Bank or an Export Credit Agency) does not notify the Borrower pursuant to (i) above, and Excess Amounts are subsequently due and payable or assessed against the Borrower by the Ministry of Finance, such Lender agrees that to the extent such Lender had received such Excess Amount, the Borrower may deduct such Excess Amount to the extent paid by the Borrower to the Ministry of Finance from subsequent interest payments made to or for the account of such Lender; provided, however, that in order for the Borrower to deduct such Excess Amount from such payments to such Lender, the Borrower shall furnish such Lender at its address referred to in Section 8.02 within 5 days of the Borrower’s payment of such Excess Amount to the Ministry of Finance, (A) notice in an itemized format indicating: (1) the amount to be deducted against such Lender’s next succeeding interest payment, and to the extent such amount exceeds the amount of such Lender’s next succeeding interest payment, the Borrower may deduct such excess amount from such Lender’s following succeeding interest payment, until such excess amount to be deducted by the Borrower from such Lender’s interest payment equals zero and (2) the composition of the Excess Amounts being deducted by the Borrower from such Lender’s interest payment, including the amount of any additional withholding taxes due by such Lender and, if applicable, the amount of any fees, interests, penalties or costs assessed by the Ministry of Finance and paid by the Borrower, (B) a certified copy of the assessment of the relevant Excess Amount by the Ministry of Finance on the Borrower, if applicable, or other evidence of the Borrower’s obligation to collect such Excess Amount; and (C) the receipt evidencing payment of the Excess Amount by the Borrower thereof. Notwithstanding the foregoing, if any Lender disputes the amount of Excess Amounts deducted or to be deducted by the Borrower against any interest payments to such Lender under this Section 2.12(g)(ii), such Lender may deliver within 5 Business Days of its receipt of the notice by the Borrower, a letter of explanation specifying its reasons for its disagreement with the Excess Amounts assessed. To the extent that such Lender’s letter of explanation identifies an error in the calculation by the Borrower of any Excess Amounts deducted against such interest payments made to such Lender and the Borrower agrees with such calculation, the Borrower hereby agrees to reimburse such amounts.

SECTION 2.13. Indemnity

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or reasonable expense which is in the nature of funding breakage costs or costs of redeployment of funds and any other related expense (but excluding loss of margin), upon reasonable notice thereof, which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of any Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given notice thereof in accordance with this Agreement, (c) the making of a prepayment of any Loan on a day which is not the last day of an Interest Period with respect thereto or (d) default by the Borrower in payment when due of the principal of or interest on any Loan; provided that in the case of subsections (a), (b) and (c) hereof such Lender shall have delivered to the Borrower a certificate reasonably detailing the amount of such loss or expense, which certificate shall constitute prima facie evidence thereof in the absence of manifest error. The obligations of the Borrower contained in this Section 2.13 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable under the Loan Documents.

SECTION 2.14. [Reserved]

SECTION 2.15. Changes in Reference Lenders

(a) If any Reference Lender’s Commitment shall terminate or all its Loans shall be assigned for any reason whatsoever, such Reference Lender shall cease to be a Reference Lender, and if, as a result of the foregoing, there shall only be one Reference Lender remaining, the Administrative Agent (after consultation with the Borrower and the Lenders) shall, by notice to the Borrower and the Lenders, designate another Lender as a Reference Lender.

(b) Each Reference Lender shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If any Reference Lender shall be unable or otherwise shall fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall be determined, subject to the provisions of Section 2.08, on the basis of the quotations of the remaining Reference Lenders or Reference Lender.

ARTICLE III

Representations and Warranties

The Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 3.01. Financial Statements

(a) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2005 and December 31, 2004 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the fiscal years ended on each such date, reported on by Mancera S.C., a member practice of Ernst & Young Global, copies of which have heretofore been furnished to the Lenders present fairly, in all material respects, the consolidated financial condition of the Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations, changes in stockholders’ equity and financial position for each of the fiscal years then ended.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2006 and the related unaudited consolidated statements of income, changes in stockholders’ equity and changes in financial position for the six-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to the Lenders present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations, changes in stockholders’ equity and financial position for the six-month period then ended (subject to normal year-end audit adjustments).

(c) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with Mexican GAAP applied consistently throughout the periods involved (except as approved by such accountants or Senior Financial Officer, as the case may be, and as disclosed therein).

(d) Each of the Borrower and its Material Subsidiaries did not have, at the date of the most recent balance sheet referred to above, any material contingent obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing statements or in the notes thereto, except as disclosed in the Borrower’s annual report for the year ended December 31, 2005 on Form 20-F, filed with the U.S. Securities and Exchange Commission on June 30, 2006.

SECTION 3.02. No Change

Since December 31, 2005, there has been no material adverse change in the business, operations, properties or financial condition of the Borrower and its Subsidiaries taken as a whole.

SECTION 3.03. Corporate Existence; Properties; Compliance with Law

The Borrower is a sociedad anónima de capital variable and is duly organized and validly existing under the laws of Mexico. Each of the Borrower and its Material Subsidiaries (a) possesses all material rights, privileges, franchises, approvals, licenses and concessions necessary to conduct its business, (b) has good record and marketable title to, or a valid leasehold interest in, all its real property, and good and marketable title to, or a valid leasehold interest in, all its other property, except to the extent that a failure to have any such title or leasehold interest would not have a Material Adverse Effect, (c) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (d) is in compliance with all Requirements of Law, except any non-compliance (other than any non-compliance with Requirements of Law related to corruption and bribery) which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Corporate Power; Authorization; Enforceable Obligations

The Borrower has the corporate power, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action (if any) to authorize (a) the borrowings on the terms and conditions of the Loan Documents, (b) the execution, delivery and performance of the Loan Documents and (c) the remittance of payments in Dollars of all amounts payable under the Loan Documents. No consent or authorization of, approval by, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement and the Notes have been duly executed and delivered on behalf of the Borrower. Each of this Agreement and the Notes constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its respective terms, in each case except as enforceability may be limited by applicable bankruptcy, insolvency, concurso mercantil, quiebra, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 3.05. No Legal Bar

The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any of the Borrower’s or its Material Subsidiaries’ organizational or governing documents or any Requirement of Law or any agreement, instrument or other undertaking to which the Borrower or its Material Subsidiaries is a party or by which it is bound and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or agreement, instrument or undertaking.

SECTION 3.06. No Material Litigation

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or its Material Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement or the Loan Documents or any of the transactions contemplated hereby or (b) which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. No Default

Neither the Borrower nor any of its Material Subsidiaries is (a) in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it is bound in any respect or (b) in default of any order, judgment, decree or ruling of any court, arbitrator, or Governmental Authority which, in either case, could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 3.08. Taxes

(a) Each of the Borrower and its Material Subsidiaries has filed or caused to be filed all material tax returns which, to the knowledge of the Borrower, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any amount of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves (or other sufficient provisions) in conformity with Applicable GAAP have been provided on the books of the Borrower or its Material Subsidiaries, as the case may be) and no material tax Lien has been filed against assets of the Borrower or its Material Subsidiaries, and, to the knowledge of the Borrower, no written claim is being asserted, with respect to any such tax, fee or other charge and (b) there is no tax, levy, impost, duty, charge, fee, deduction or withholding imposed by Mexico or any political subdivision or taxing authority thereof or therein or any organization or federation of which Mexico is at any time a member on or by virtue of the execution, delivery, enforcement or performance of the Loan Documents, except for withholding taxes imposed on payments of interest made under the Loan Documents by the Borrower to the Lenders.

SECTION 3.09. Pari Passu Status

The obligations of the Borrower under the Loan Documents constitute direct, senior, unsecured, unsubordinated obligations of the Borrower, and rank and will, under current law, rank at least pari passu (in priority of payment) with all other direct, senior, unsecured, unsubordinated obligations of the Borrower resulting from any Indebtedness of the Borrower.

SECTION 3.10. Information

No information (including without limitation the information contained in the confidential information memorandum dated July 19, 2006 and the financial statements referred to in Section 3.01 hereof) that has been made available to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading.

SECTION 3.11. Immunity; Enforcement

(a) Under the laws of Mexico, with respect to the execution, delivery and performance of the Loan Documents, each of the Borrower and its Material Subsidiaries is subject to private commercial law and to suit, and neither it nor its properties have any immunity from the jurisdiction of any court or any legal process that may be brought in the courts of Mexico (whether through service of notice, attachment prior to notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).

(b) It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Mexico of the Loan Documents that any thereof be filed, recorded or enrolled with any Governmental Authority, or that any such document be stamped with any stamp, registration or similar transaction tax, except that in order for the Loan Documents to be admissible in evidence in legal proceedings in a court in Mexico, such documents would have to be translated into the Spanish language by a court-approved translator and would have to be approved by such court after the defendant had been given an opportunity to be heard with respect to the accuracy of the translation, and proceedings would thereafter be based upon the translated documents.

SECTION 3.12. Termination of the 2005 Credit Agreement

The Indebtedness and all other amounts outstanding under the 2005 Credit Agreement have been, or will be, immediately upon receipt of the proceeds of the Loans, repaid in full.

SECTION 3.13. Unrestricted Subsidiaries

Schedule 3.13 sets forth the Unrestricted Subsidiaries as of the date hereof.

ARTICLE IV

Conditions Precedent

SECTION 4.01. Closing Date

The Closing Date shall occur upon the satisfaction or waiver of the following conditions precedent, provided that such date shall occur on or before August 22, 2006:

(a) The Administrative Agent shall have received this Agreement, executed and delivered by duly authorized officers of the Borrower, with a copy for each Lender.

(b) The Administrative Agent shall have received a certificate of the Borrower, substantially in the form of Exhibit D hereto, dated the Closing Date, as to (i) the adoption of resolutions (or equivalent corporate actions), of the Board of Directors of the Borrower authorizing (a) the execution, delivery and performance of this Agreement and the Notes and (b) the borrowings contemplated hereunder and thereunder, (ii) the incumbency and true signature of the officers of the Borrower executing this Agreement and the Notes and (iii) the estatutos sociales of the Borrower, which certificate shall be reasonably satisfactory in form and substance to the Administrative Agent and executed by the secretary or any assistant secretary or a legal representative of the Borrower.

(c) The Administrative Agent shall have received:

(i) the legal opinion of Galicia y Robles, S.C., special Mexican counsel to the Borrower, substantially in the form of Exhibit E;

(ii) the legal opinion of Cleary Gottlieb Steen & Hamilton LLP, special New York counsel to the Borrower, substantially in the form of Exhibit F;

(iii) the legal opinion of Ritch Mueller, S.C., Mexican counsel to the Administrative Agent, substantially in the form of Exhibit G; and

(iv) the legal opinion of Shearman & Sterling LLP, New York counsel to the Administrative Agent, substantially in the form of Exhibit H.

(d) The Borrower shall have paid to the Administrative Agent and the Lenders all fees and expenses required to be paid on or prior to the Closing Date.

(e) The Administrative Agent shall have received evidence that CT Corporation System has agreed to act as agent for service of process in New York, New York on behalf of the Borrower under the Loan Documents (together with a power of attorney to that effect, together with a certified copy of the notarial deed by which the Borrower has appointed and granted a power of attorney to CT Corporation System as agent for service of process).

(f) Evidence that the Indebtedness and all other amounts outstanding under the 2005 Credit Agreement have been, or will, on the Borrowing Date with the proceeds of the Loans, be repaid in full.

SECTION 4.02. Borrowing Date

The agreement of each Lender to make the Loans requested to be made by it is subject to the satisfaction or waiver of the following conditions precedent on the Borrowing Date:

(a) The Closing Date shall have occurred.

(b) The Administrative Agent shall have received for each Lender a Note evidencing such Lender’s Loan.

(c) Each of the representations and warranties made by the Borrower in or pursuant to this Agreement and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of the Borrower pursuant to this Agreement shall be true and correct in all material respects on and as of the Borrowing Date as if made on and as of such date.

(d) No Default or Event of Default shall have occurred and be continuing on the Borrowing Date or immediately after giving effect to the Loans requested to be made on such date.

(e) The Borrower shall have paid to the Administrative Agent all fees and expenses required to be paid to the Administrative Agent on or prior to the Borrowing Date.

All documents submitted hereunder (other than the estatutos sociales, the resolutions of the Board of Directors of the Borrower authorizing the execution of this Agreement, and the powers of attorney of the Borrower) shall be in the English language or accompanied by an English translation.

ARTICLE V

Covenants

The Borrower hereby agrees that, so long as any Commitment remains in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder:

SECTION 5.01. Financial Statements

The Borrower shall furnish to the Administrative Agent with a copy for each Lender:

(a) as soon as available, but in any event within 130 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and accompanied by an opinion thereon of an independent accountant of recognized international standing, which opinion shall be unqualified, (ii) a copy of the annual unaudited consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at the end of such year, which shall account for the Unrestricted Subsidiaries based on the Equity Method, and in each case of clause (i) and (ii) above, the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for such year, setting forth in each case in comparative form the figures for the previous year, and (iii) a list of the Unrestricted Subsidiaries as of the end of such fiscal year;

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower commencing June 30, 2006, (i) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, as at the end of such quarter and (ii) the unaudited consolidated pro forma balance sheet of the Borrower and its Subsidiaries, which shall account for the Unrestricted Subsidiaries based on the Equity Method, as at the end of such quarter and, in each case, the related unaudited statements of income and changes in financial position of the Borrower and its Subsidiaries for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the comparable period of the previous year, certified by a Responsible Officer of the Borrower;

(c) such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent (including, without limitation, copies of all financial statements and reports which the Borrower and its Subsidiaries may make to, or file with, the U.S. Securities and Exchange Commission or any successor or analogous Governmental Authority); and

(d) together with the financial statements delivered pursuant to paragraph (a) and (b) above, a certificate (the “Quarterly Certificate”) of a Responsible Officer of the Borrower, stating that:

(i) the Borrower was in compliance with the requirements of Section 5.11 during the quarterly or annual period covered by the statements then being furnished (including any calculations necessary to establish such compliance); and

(ii) such Responsible Officer has no knowledge of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and, to the knowledge of such Responsible Officer, the period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

All such financial statements furnished under clauses (a) and (b) above shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with Mexican GAAP (except as approved by such accountants or officer, as the case may be, and disclosed therein and except, with respect to statements furnished under clause (b) above, for normal year-end adjustments).

SECTION 5.02. Conduct of Business and Maintenance of Existence

Each of the Borrower and its Material Subsidiaries shall continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all material rights, privileges, franchises, approvals, licenses and concessions necessary or desirable in the normal conduct of its business.

SECTION 5.03. Compliance With Law; Authorizations

Each of the Borrower and its Material Subsidiaries shall comply in all material respects with all provisions of applicable law and regulations and obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorizations, approvals, concessions, licenses and consents required in or by the laws and regulations of Mexico to enable the Borrower lawfully to enter into and perform its obligations under this Agreement and the Notes or to ensure the legality, validity, enforceability or admissibility in evidence in Mexico of this Agreement and the Notes.

SECTION 5.04. Maintenance of Property; Insurance

Each of the Borrower and its Material Subsidiaries shall keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, provided that the Borrower may discontinue the maintenance or operation of any such property if such discontinuation would not reasonably be expected to have a Material Adverse Effect; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are currently maintained by it, or as may from time to time be customary in Mexico for its type of business.

SECTION 5.05. Taxes

Each of the Borrower and its Material Subsidiaries will file all material tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or its Material Subsidiaries, provided that the Borrower or its Material Subsidiaries, as the case may be, need not pay any such tax or assessment or claim if the amount, applicability or validity thereof is contested by the Borrower or its Material Subsidiaries, as the case may be, on a timely basis in good faith and in appropriate proceedings, and the Borrower or its Material Subsidiaries, as the case may be, has established adequate reserves therefor in accordance with Applicable GAAP on the books of the Borrower or its Material Subsidiaries, as the case may be.

SECTION 5.06. Books and Records

Each of the Borrower and its Material Subsidiaries shall (a) keep proper books of records and accounts in which full, true and correct entries in conformity with Applicable GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender (at such Lender’s cost and expense) to visit and inspect any of its properties and examine its books and records at any reasonable time, provided that, so long as no Event of Default has occurred and is continuing, such visitations shall be coordinated through the Administrative Agent and should not interfere with or disrupt the operations of the Borrower and its Material Subsidiaries and provided further that the Borrower has no obligation to provide information which is confidential unless an Event of Default or an event which would reasonably be expected to result in a Material Adverse Effect has occurred and provided further that in no event shall the Borrower be required to provide any information other than information that is related to the Borrower’s ability to perform its obligations under this Agreement and the Notes.

SECTION 5.07. Notices

The Borrower shall promptly give notice to the Administrative Agent and the Administrative Agent shall so notify each Lender of (a) the occurrence of any Default or Event of Default (which shall state that it is a “notice of default”) after a Responsible Officer becomes aware of such occurrence; (b) any changes in taxes, duties or other charges of Mexico or any political subdivision or taxing authority thereof or any change in any laws of Mexico that may affect the amount or timing of receipt of any payment due under this Agreement or the Notes; (c) any litigation or proceeding affecting the Borrower or its Material Subsidiaries in which the amount claimed against the Borrower or its Material Subsidiaries is in excess of U.S.$100,000,000 and not covered by insurance or in which injunctive or similar relief is sought; (d) any development or event which has had or could reasonably be expected to have a Material Adverse Effect; and (e) any transaction permitted by Section 5.09(a) involving the Borrower whereby a current wholly-owned Subsidiary of the Borrower is the surviving entity.

SECTION 5.08. Pari Passu Obligations

The Borrower shall ensure that its obligations hereunder and under the Notes at all times constitute direct, senior, unsecured, unsubordinated obligations of the Borrower ranking at least pari passu in right of payment with all other present or future direct, senior, unsecured, unsubordinated obligations of the Borrower resulting from any Indebtedness of the Borrower.

SECTION 5.09. Limitation on Fundamental Changes and Sale of Assets

(a) Each of the Borrower and its Material Subsidiaries shall not enter into any transaction of merger or consolidation or amalgamation (unless, after giving effect to such transaction, the surviving entity is the Borrower or a current wholly-owned Subsidiary of the Borrower and no Default or Event of Default has occurred and is continuing, and provided further that in the case of any such transaction involving the Borrower, if the surviving entity is a current wholly-owned Subsidiary of the Borrower, such surviving entity succeeds to all of the assets and liabilities of the Borrower and assumes all the obligations of the Borrower under the Loan Documents) or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets.

(b) Each of the Borrower and its Material Subsidiaries shall not convey, sell, lease, assign, transfer or otherwise dispose of its property, business or assets, except (i) the sale or other disposition of inventory or other property in the ordinary course of business, (ii) the sale or discount of accounts receivable in the ordinary course of business (including for financing purposes) for cash and in an amount equal to the fair market value of such accounts receivable, (iii) the sale or other disposition of any property, business or assets to any Subsidiary or to the Borrower or (iv) the sale or other disposition of any property, business or assets, provided that the book value of the property, business or assets subject to such sale or disposition pursuant to this clause (iv) does not exceed in the aggregate 10% of the total assets of the Borrower and its Subsidiaries (excluding the Unrestricted Subsidiaries), on a consolidated basis, as determined in accordance with Mexican GAAP, at the time of such sale or disposition.

SECTION 5.10. Transactions with Affiliates

Each of the Borrower and its Material Subsidiaries will not enter into any material transaction or material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate, except pursuant to the reasonable requirements of its or their respective business and upon fair and reasonable terms no less favorable to the Borrower or its Material Subsidiaries, as the case may be, than would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.

SECTION 5.11. Financial Covenants

The Borrower shall not:

(a) Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending after the Closing Date to be less than 3.00 to 1; or

(b) Permit the Consolidated Leverage Ratio at any time after the Closing Date to exceed 3.75 to 1.

SECTION 5.12. Liens

The Borrower will not, and will not permit any Material Subsidiary to, create, incur, issue or assume any Indebtedness secured by any Lien on any Restricted Property without in any such case effectively providing that the Loans and the Notes (together with, if the Borrower shall so determine, any other Indebtedness of the Borrower or such Material Subsidiary then existing or thereafter created) shall be secured equally and ratably with or prior to such secured Indebtedness unless, after giving effect thereto, the aggregate principal amount of all such secured Indebtedness (other than Indebtedness secured by Permitted Liens) (“Secured Debt”) would not exceed 9% of the total assets of the Borrower and its Subsidiaries (excluding the Unrestricted Subsidiaries), on a consolidated basis, as determined in accordance with Mexican GAAP. The Borrower will not, and will not permit any of its Subsidiaries to, make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease any Secured Debt, except for the payment of interest when due and owing with respect to such Secured Debt.

SECTION 5.13. Use of Proceeds

The proceeds of the Loans shall be used by the Borrower solely (i) to refinance its obligations under the 2005 Credit Agreement, and (ii) for general corporate purposes.

SECTION 5.14. Definition and Treatment of Unrestricted Subsidiaries.

The Borrower agrees that if it enters into any agreement governing Indebtedness for borrowed money (other than Indebtedness evidenced by bonds, notes or debentures) (each, a “Subsequent Agreement”) with a weighted average maturity of at least one year that provides for a definition of “Unrestricted Subsidiary” or “Material Subsidiary” or for covenants relating to such Subsidiaries that are more favorable to the creditors with respect to such Indebtedness than the definitions and covenants set forth in this Agreement, it shall so notify the Administrative Agent and shall agree within the subsequent 30 days, if so requested by the Administrative Agent, to amend this Agreement to reflect the same terms of the relevant provisions in such Subsequent Agreement.

ARTICLE VI

Events of Default

SECTION 6.01. Events of Default.

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any amount of principal, interest or other amounts due under this Agreement or any Note on the due date for payment or prepayment therefor and, in the case of any amount other than principal, such failure continues for more than five days; or

(b) Any representation or warranty made or deemed to be made by the Borrower herein, or in any Loan Document, or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement, or any Note, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) The Borrower shall default in the observance or performance of any covenant contained in Sections 5.07(a), 5.08, 5.09, 5.11, 5.12 or 5.13; or

(d) The Borrower shall default in the observance or performance of any other material obligations contained in this Agreement (other than as provided in paragraphs (a) through (c) of this Article), and such default shall continue unremedied for a period of 30 days from the earlier of the time (i) the Administrative Agent gives notice to the Borrower of such default or (ii) a Responsible Officer of the Borrower first becomes aware of such default; or

(e) The Borrower or any of its Material Subsidiaries shall (i) default in any payment of principal of or interest aggregating in excess of U.S.$100,000,000 (or the equivalent thereof in any currency) in respect of any Indebtedness (other than the Notes and the Loans); or (ii) default in the observance or performance of any other agreement or condition relating to any outstanding Indebtedness (other than the Notes and the Loans) aggregating in excess of U.S.$100,000,000 (or the equivalent thereof in any currency), the effect of which default is to cause the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(f) (i) The Borrower or any of its Material Subsidiaries shall commence any case, proceeding or other action (a) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, concurso mercantil, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator, síndico, conciliador or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Material Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Material Subsidiaries, any case, proceeding or other action of a nature referred to in clause (i) above which (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced under any existing or future law of Mexico or by any competent Governmental Authority against the Borrower or any of its Material Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Material Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Material Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its or their respective debts, as the case may be, as they become due; or

(g) One or more judgments or decrees shall be entered against the Borrower or any of its Material Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of U.S.$100,000,000 (or the equivalent thereof in any currency) or more, and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof or otherwise as reserved against by the Borrower or any of its Subsidiaries in accordance with Mexican GAAP; or

(h) This Agreement or the Notes shall cease to be in full force and effect in any material respect, or the Borrower shall so assert; or

(i) A Change in Control shall have occurred; or

(j) Any material license, approval, right, privilege, franchise or concession necessary for each of the Borrower and its Material Subsidiaries to conduct its business shall have been terminated, cancelled or modified in a manner which could result in a Material Adverse Effect or any Governmental Authority shall terminate or cancel any authorization or approval granted with respect to the Loan Documents or modify any such authorization or approval in a manner which could result in a Material Adverse Effect, unless (a) such termination, cancellation or modification is capable of being cured in the reasonable opinion of the Administrative Agent within 30 days from the date of its occurrence in the ordinary course of the Borrower’s business and (b) the Borrower or its Material Subsidiaries, as the case may be, is taking prompt action to cure such termination, cancellation or modification;

then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE VII

The Administrative Agent

SECTION 7.01. Authorization and Action

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement, together with such actions and powers as are reasonably incidental thereto.

SECTION 7.02. Citibank, N.A. and Affiliates

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

SECTION 7.03. Agent’s Duties

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Majority Lenders, and (c) except as expressly set forth herein, and except with respect to material information delivered pursuant to this Agreement to the Administrative Agent in its capacity as such, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it or them under or in connection with this Agreement, with the consent or at the request of the Majority Lenders (or all the Lenders, if applicable), in the absence of its or their own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04. Agent’s Reliance

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Sub-agents

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent, which sub-agent shall be an Affiliate of the Administrative Agent or shall meet the financial qualifications of a successor Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent.

SECTION 7.06. Successor Agents

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon notice of any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and in consultation with the Borrower, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and having a combined capital and surplus of at least U.S.$500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 7.07. Lender Credit Decision

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

SECTION 7.08. No Other Duties, Etc.

Notwithstanding anything herein to the contrary, none of the Joint Bookrunners, Mandated Lead Arrangers, Documentation Agents or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or any of the Lenders hereunder.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Amendments and Waivers

Neither this Agreement nor any Note nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto and to the Notes for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the conditions or requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount of any Loan or extend the Tranche A Maturity Date, Tranche B Maturity Date or Tranche C Maturity Date, as the case may be, or extend the scheduled date of any principal payment of any Loans, or reduce the stated rate of any interest or fee payable hereunder or under the Notes or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of, in the case of the Tranche A Facility and the Tranche A Loans, each Tranche A Lender affected thereby, in the case of the Tranche B Facility and the Tranche B Loans, each Tranche B Lender affected thereby and in the case of the Tranche C Facility and the Tranche C Loans, each Tranche C Lender affected thereby, or (ii) amend, modify or waive any provision of this Section or Section 2.09 or reduce the percentage specified in the definition of Majority Lenders, or any provision of this Agreement that requires the consent or action of each Lender or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or the Notes, in each of the cases in this clause (ii), without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Article VII without the written consent of the then Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders, and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes.

SECTION 8.02. Notices

(a) All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower, and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Teléfonos de México, S.A. de C.V.
Parque Via 198, Suite 201
Colonia Cuauhtémoc
06599 México, D.F., México
Attention: Jose Manuel Camacho, Treasurer
Telecopy: (52-555) 255-0347 or (52-555) 535-0418
Telephone: (52-555) 222-5167 or (52-555) 222-1407
Email: jcamacho@telmex.com

The Administrative Agent:	Citibank, N.A.
Citigroup Global Markets Inc.
390 Greenwich Street, First Floor
New York, NY 10013
Attention: Carlos Corona
Telecopy: (212) 723-8543
Telephone: (212) 723-6771
Email: carlos.corona@citigroup.com

With a copy to:	Citibank, N.A.
2 Penns Way
Suite 200
New Castle, DE 19720
Attention: Lisa Rodriguez
Tel: 302-894-6070
Fax: 212-994-0961
Email: lisa.m1.rodriguez@citigroup.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.03, 2.07 or 2.08 or to or upon the Borrower pursuant to Section 8.06(c) shall not be effective until received.

(b) So long as Citibank, N.A. is the Administrative Agent, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any default or event of default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications by email with “pdf”, Word or Excel attachments or any other electronic format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). The Administrative Agent and the Lenders acknowledge that the Platform is not provided by the Borrower, and the Borrower has no responsibility for posting Communications on the Platform or for the performance of the Platform.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(e) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the

Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.03. No Waiver; Cumulative Remedies

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 8.04. Survival of Representations and Warranties

All representations and warranties made hereunder shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder. It is understood that all representations and warranties so made are only made on the date hereof and on the Borrowing Date.

SECTION 8.05. Payment of Expenses and Taxes; Indemnification

(a) The Borrower shall (i) pay or reimburse the Administrative Agent for all reasonable and documented out-of-pocket costs and expenses in connection with any amendment, supplement or modification to this Agreement, the Notes and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable and documented fees, disbursements and other charges of New York counsel and Mexican counsel to the Administrative Agent, (ii) pay or reimburse for all documented out-of-pocket expenses of the Administrative Agent and the Lenders incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, and any such other related documents, including, without limitation, the fees and disbursements of counsel to each Lender and of counsel to the Administrative Agent, (iii) pay or reimburse the Joint Bookrunners for all of their reasonable and documented out-of-pocket costs incurred in connection with this Agreement and the Notes, up to an amount not to exceed in the aggregate, (x) U.S.$40,000 for external New York and Mexican legal counsel fees, (y) the cost of Intralinks and (z) other costs and expenses of U.S.$25,000, (iv) pay, indemnify, and hold each Lender and the Administrative Agent, harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar Mexican taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents, and (v) pay, indemnify, and hold each Lender, the Administrative Agent and their respective Affiliates and the respective officers, directors, employees, advisors and agents of any of them or such Affiliates harmless from and against any and all other liabilities, losses, damages, penalties, actions, judgments, suits and reasonable and documented related out-of-pocket expenses with respect to the execution, delivery, enforcement and performance of this Agreement, the Notes, and any such other documents and the use or the proposed use of the proceeds of the Loans (all the foregoing in this clause (v), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Administrative Agent or any such Lender, as the case may be. The agreements in this Section shall survive repayment of the Notes and all other amounts payable hereunder.

(b) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under Section 8.05(a), each Lender severally agrees to pay to the Administrative Agent, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, as the case may be, in their respective capacities as such.

SECTION 8.06. Successors and Assigns; Participations and Assignments

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent and all future permitted holders of the Notes and their respective permitted successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and any purported assignment by the Borrower without such consent will be null and void.

(b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, or any other interest of such Lender hereunder and under such Lender’s Note. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.07(a) as fully as if it were a Lender hereunder. Any Participant exercising such right of setoff shall promptly provide notice to the Borrower of such setoff, provided, however, that the failure by any Participant to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or any other remedy against such Participant, any Lender or the Administrative Agent. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred unless the Borrower has consented to such participation. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interests shall not restrict such Lender’s right to agree to any amendment, supplement, waiver or modification to this Agreement except that any such Participant may have the right to consent to any such amendment, supplement, waiver or modification for which the consent of the transferor Lender is required under subclause (i) or (ii) of the proviso contained in Section 8.01. Notwithstanding any other provision contained herein, the Borrower shall not, at any time, be obligated to pay to any Lender any amounts in excess of what the Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement unless the Borrower has consented to such participation.

(c) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time, assign to any Lender or any Affiliate thereof or, with notice to the Administrative Agent and, if no Event of Default has occurred and is continuing, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed), to (A) another bank or financial institution, provided that such Lender, Affiliate, bank or financial institution is (x) a Mexican Bank, (y) an Export Credit Agency or (z) a Foreign Financial Institution that is a resident (or, if any such entity is lending through a branch or an agency, the principal office of such entity is resident) for tax purposes in a jurisdiction with which Mexico has in effect a treaty for the avoidance of double taxation and that delivers to the Borrower a Certificate of Effective Beneficiary and a Certificate of Residency in accordance with Section 2.12 herein or (B) if an Event of Default has occurred and is continuing, any Eligible Assignee (in each case under clauses (A) and (B), an “Assignee”), all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, substantially in the form of Exhibit I hereto (each, an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Borrower, if required, and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that, in the case of any such assignment, the aggregate principal amount of the portion of the Loans so assigned is not less than U.S.$5,000,000 and U.S.$1,000,000 increments in excess thereof (or (i) if less, the then outstanding amount of such Loans or (ii) such lesser amount as may be agreed by the Borrower and the Administrative Agent); and provided further, however, that the Borrower shall be deemed to have consented to any assignment if the Borrower does not object in writing to such assignment within five Business Days after receiving notice of such assignment. Any assignment which does not meet the requirements set forth above shall be null and void. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Loan as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any other provisions contained herein, the Borrower shall not, at any time, be obligated to pay to any Assignee any amounts pursuant to Section 2.11 or 2.12 in excess of what the Borrower would have been obligated to pay to the assigning Lender if such Lender had not assigned its rights to the Assignee unless the Borrower has consented to such Assignment.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and, the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, if required, by the Borrower and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of U.S.$3,000 (payable by the Assignee), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Borrower shall not be required to issue and/or endorse any Notes in connection with any assignment of Loans hereunder, other than in connection with partial assignments of Loans hereunder.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee that has agreed to preserve the confidentiality thereof any and all financial information in such Lender’s possession concerning the Borrower and its respective affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its respective affiliates prior to becoming a party to this Agreement.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of the Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Note to any Federal Reserve Bank in accordance with applicable law.

SECTION 8.07. Adjustments; Set-off

(a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans (other than a payment under Section 2.10, 2.11, 2.12 or 2.13 or under any insurance policy in favor of a Benefitted Lender with respect to its Loans), or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Article VI(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount being due and unpaid by the Borrower hereunder or under the Notes (whether at stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Subsidiaries or Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower. Any Lender exercising such right of setoff shall promptly provide notice to the Borrower and the Administrative Agent of such setoff, provided, however, that the failure by any Lender to provide such notice to the Borrower shall not give the Borrower any cause of action or right to damages or any other remedy against such Lender, any other Lender or the Administrative Agent and shall not affect the validity of such setoff and application.

SECTION 8.08. Counterparts

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

SECTION 8.09. Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.10. Integration

This Agreement and the Notes represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

SECTION 8.11. Section Headings

The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 8.12. GOVERNING LAW

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.13. Submission to Jurisdiction; Waivers

Each party hereto hereby irrevocably and unconditionally: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Notes, or for recognition and enforcement of any judgment in respect thereof, to the jurisdiction of the Courts of the State of New York in the Borough of Manhattan, City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof and to the courts of its own corporate domicile in respect of any actions brought against it as a defendant in any action or proceeding arising out of this Agreement or the Notes; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court, agrees not to plead or claim the same and, to the extent permitted by the applicable law, waives any right to which it may be entitled on account of place of residence or domicile; (c) agrees that the final judgment in any such action or proceeding shall be conclusive and binding and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law; (d) in the case of the Borrower, agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to CT Corporation System as the Borrower’s agent in New York City for service of process at its address at 111 Eighth Avenue, New York, New York 10011 or at such other address of which the Administrative Agent shall have been notified in writing by the Borrower; (e) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and (f) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

SECTION 8.14. Waiver of Immunities

To the extent permitted by applicable law, if the Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the Notes. The Borrower agrees that the waivers set forth above shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States of America and are intended to be irrevocable and not subject to withdrawal for purposes of such Act.

SECTION 8.15. Judgment Currency

The obligation of the Borrower hereunder to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars except to the extent to which such tender or recovery shall result in the effective receipt by the Lenders of the full amount of Dollars expressed to be payable hereunder, and the Borrower shall indemnify the Lenders (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of Dollars expressed to be payable hereunder and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder.

SECTION 8.16. Acknowledgements

The Borrower hereby acknowledges that neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrower under this Agreement, and the relationship under this Agreement between the Lenders, on one hand, and the Borrower, on the other hand, is solely that of debtor and creditor.

SECTION 8.17. Loans by International Banking Institutions.

It is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D. The Borrower hereby acknowledges this policy and therefore agrees that the proceeds of the Loans by the International Banking Facility of any of the Lenders will be used solely to finance the non-U.S. operations of the Borrower or its foreign affiliates.

SECTION 8.18. WAIVERS OF JURY TRIAL

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 8.19. Registration and Tax Residency. Each Lender (other than a Mexican Bank or an Export Credit Agency) hereby represents:

(a) it is a resident for tax purposes (or its principal office is resident, if such Lender lends through a branch or agency) of a country with which Mexico has entered into a treaty that is in effect for the avoidance of double taxation,

(b) it is a Foreign Financial Institution (except, if waived by the Borrower in writing, agrees to register as a Foreign Financial Institution prior to the last day of the initial Interest Period), and

(c) if acting through a branch, agency or intermediary, that the effective beneficiary of the payments to be made under the Agreement is a Foreign Financial Institution.

SECTION 8.20. Cooperation by the Borrower. Upon the request of a Lender, the Borrower hereby agrees to use reasonable efforts to assist such Lender in obtaining and/or maintaining the registration referred to in Section 8.19 above; provided that the Borrower’s agreement to use reasonable efforts to assist any Lender shall under no circumstances relieve such Lender of its obligations under Section 8.19 above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their proper and duly authorized officers and delivered in New York, New York as of the day and year first above written.

TELÉFONOS DE MÉXICO, S.A. DE C.V., as Borrower

By:
Name:
Title:

By:
Name:
Title:

CITIBANK, N.A., as Administrative Agent

By:
Title:

ABN AMRO BANK N.V., as a Lender

By:
Title:

BANCO BILBAO VIZCAYA ARGENTARIA S.A., as a Lender

By:
Title:

By:
Title:

CALYON NEW YORK BRANCH, as a Lender

By:
Title:

By:
Title:

CITIBANK, N.A., NASSAU BAHAMAS BRANCH, as a Lender

By:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Title:

[NAME OF LENDER], as a Lender

By:
Title: